Exhibit 10.1

Restricted SHARES AWARD Agreement

This Restricted Shares Award Agreement (this “Agreement”) is made and entered into as of [____________], 2024 (the “Grant Date”) by and between Pro-Dex, Inc., a Colorado corporation (the “Company”), and [_______________] (“Grantee”).

WHEREAS, the Company has adopted the Pro-Dex, Inc. 2016 Equity Incentive Plan (the “Plan”) pursuant to which Awards of Restricted Shares may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Shares provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Restricted Shares. Pursuant to Article VII of the Plan, the Company hereby issues to Grantee on the Grant Date an Award consisting of, in the aggregate, [__________] shares of Common Stock of the Company (the “Restricted Shares”), subject to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined in this Agreement have the meaning ascribed to them in the Plan.

2. Consideration. The grant of the Restricted Shares is made in consideration of the services to be rendered by Grantee to the Company or its Subsidiaries.

3. Restricted Period; Vesting.

3.1 Except as otherwise provided herein, the Restricted Shares will vest in accordance with the following schedule (the “Vesting Schedule”):

Vesting Date	Shares of Common Stock
[___________]	[___________]
[___________]	[___________]
[___________]	[___________]
[___________]	[___________]
[___________]	[___________]

The period during which applicable Restricted Shares have not yet vested is referred to as the “Restricted Period.”

3.2 If (a) Grantee has a Termination of Service as a result of Grantee’s death or disability, and (b) the date of such Termination of Service occurs during the Restricted Period, then all unvested Restricted Shares shall vest in full upon the occurrence of such Termination of Service due to Grantee’s death or disability.

3.3 If (a) Grantee has a Termination of Service for Cause (as defined below), and (b) the date of such Termination of Service occurs during the Restricted Period, then all unvested Restricted Shares shall be automatically forfeited immediately upon such Termination of Service and the Company shall have no further obligations to Grantee with respect to such unvested Restricted Shares.

3.4 If (a) Grantee has a Termination of Service for any reason not specified in Section 3.2 or Section 3.3 (including, without limitation, as a result of retirement, voluntary resignation, or termination without Cause), and (b) the date of such Termination of Service occurs during the Restricted Period, then, unless otherwise agreed to by the Committee in its sole and absolute discretion, all unvested Restricted Shares shall be automatically forfeited immediately upon such Termination of Service and the Company shall have no further obligations to Grantee with respect to such unvested Restricted Shares.

3.5 The Vesting Schedule notwithstanding, in the event of a Change in Control that occurs prior to Grantee’s Termination of Service, all of the unvested Restricted Shares shall vest in full upon the occurrence of the Change in Control.

3.6 For purposes of this Agreement, “Cause” means: (i) if Grantee is a party to an employment or service agreement with the Company or a Subsidiary and such agreement provides a definition of Cause, the definition contained therein, or (ii) if no such agreement exists, or if such agreement does not define Cause: (A) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or any Subsidiary; (B) conduct that brings or is reasonably likely to bring the Company or any Subsidiary negative publicity or into public disgrace, embarrassment, or disrepute; (C) gross negligence or willful misconduct with respect to the Company or any Subsidiary; (D) material violation of state or federal securities laws; or (E) material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct, in each case as determined under procedures established by the Committee or the Board.

4. Restrictions. During the Restricted Period, the Restricted Shares and any rights relating thereto may not be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by Grantee, except as permitted by Section 10.4 of the Plan. Any attempt to assign, alienate, pledge, attach, sell, or otherwise transfer or encumber the Restricted Shares or any rights relating thereto in violation of the immediately preceding sentence shall be void and of no force or effect.

5. Rights as Shareholder.

5.1 Grantee shall, subject to Section 5.3, be the record owner of the Restricted Shares until the until the underlying shares of Common Stock are sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company.

5.2 The Company may issue stock certificates for the Restricted Shares or may evidence the Restricted Shares by using a book entry account with the Company’s transfer agent.

5.3 If Grantee forfeits any Restricted Shares in accordance with Section 3, Grantee shall, on the date of such forfeiture, no longer have any rights as a shareholder with respect to the forfeited Restricted Shares.

6. No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon Grantee any right to be retained in any position with the Company or any Subsidiary, whether as an employee, consultant, director, or otherwise. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company or any Subsidiary to terminate Grantee’s service at any time, with or without cause.

7. Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, the Restricted Shares shall be adjusted or terminated by the Committee in any manner as contemplated by Section 10.7 of the Plan.

8. Tax Liability and Withholding.

8.1 Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to Grantee, the amount of any required withholding taxes in respect of the Restricted Shares and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. Grantee may satisfy any federal, state, or local tax withholding obligation by any of the means provided for in Section 10.5 of the Plan.

8.2 Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains Grantee’s responsibility and the Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Shares or the subsequent sale of any Common Stock; and (b) does not commit to structure the Restricted Shares to reduce or eliminate Grantee’s liability for Tax-Related Items.

9. Section 83(b) Election. Grantee may make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Shares. Any such election must be made within thirty (30) days after the Grant Date. If Grantee elects to make a Section 83(b) Election, Grantee shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the U.S. Internal Revenue Service. Grantee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the U.S. Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

10. Compliance with Law. The issuance and transfer of the Restricted Shares and underlying shares of Common Stock shall be subject to compliance by the Company and Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No Restricted Shares or underlying shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. Grantee understands that the Company is under no obligation to register the Restricted Shares or underlying shares of Common Stock with the Securities and Exchange Commission, any state securities commission, or any stock exchange to effect such compliance.

11. Legends. A legend, stop-transfer order, or similar indication of the restrictions of this Agreement and the Plan may be placed on any certificate or book entry representing the Restricted Shares, as well as indicating any other restrictions that the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws, or any stock exchange on which the shares of Common Stock are then listed or quoted.

12. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chief Financial Officer of the Company at the Company’s principal corporate offices. Any notice required to be delivered to Grantee under this Agreement shall be in writing and addressed to Grantee at Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

13. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Colorado without regard to conflict of law principles.

14. Clawback. In accordance with Section 10.22 of the Plan, by entering into this Agreement and accepting the Restricted Shares, Grantee acknowledges that Grantee is fully bound by, and subject to all of the terms and conditions of, the Company’s Compensation Recovery Policy (as such policy may be amended, modified, supplemented, superseded, or replaced from time to time, the “Clawback Policy”), and Grantee agrees to abide by the terms of the Clawback Policy. To the extent that the Committee determines that all or any portion of the Restricted Shares or the underlying shares of Common Stock (or the value of those shares) must be cancelled, forfeited, repaid, or otherwise recovered by the Company, Grantee shall promptly take whatever action is necessary to effectuate such cancellation, forfeiture, repayment, or recovery. In the event of any conflict between the terms of the Clawback Policy and the terms of the Plan or this Agreement, the terms of the Clawback Policy shall govern.

15. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on Grantee and the Company.

16. Restricted Shares Subject to Plan. This Agreement and the Restricted Shares are subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

17. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions set forth in Section 4, this Agreement will be binding upon Grantee and Grantee’s beneficiaries, executors, administrators, and permitted transferees.

18. Severability. Section 10.14 of the Plan is hereby incorporated herein by reference.

19. Discretionary Grant. The grant of the Restricted Shares pursuant to this Agreement does not create any contractual right or any other right of Grantee to receive any Restricted Shares or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Committee. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of Grantee’s employment with the Company.

20. Amendment. This Agreement may not be amended or supplemented except by a written instrument duly executed by the Company and Grantee; provided, however, that the Committee may amend the terms of this Agreement at any time without the written consent of Grantee provided that such amendment does not adversely affect the rights of Grantee under this Agreement.

21. No Impact on Other Benefits. The value of Grantee’s Restricted Shares is not part of Grantee’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance, or similar employee benefit, if any.

22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

23. Acceptance. Grantee hereby acknowledges receipt of a copy of the Plan, this Agreement, and the Clawback Policy. Grantee has read and understands the terms and provisions the Plan, this Agreement, and the Clawback Policy and accepts the Restricted Shares subject to all of the terms and conditions of the Plan, this Agreement, and the Clawback Policy. Grantee acknowledges that there may be adverse tax consequences upon the granting, forfeiture, or vesting of the Restricted Shares or disposition of the underlying Common Stock and that Grantee has been advised to consult a tax advisor prior to accepting this grant of Restricted Shares, as well prior to or in connection with any such forfeiture, vesting, or disposition.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

COMPANY:	Pro-Dex, Inc. By: ___________________________________ Name: _________________________________ Title: __________________________________
GRANTEE	Signature: ______________________________ Name: _________________________________